Exhibit 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	Joe R. Davis
Chairman and Chief Executive Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann/Alexandra Tramont
FD
(212) 850-5600
For Immediate Release
CONSOLIDATED GRAPHICS REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS
— First Quarter Revenues Up 8% to $258.6 Million —
HOUSTON, TEXAS — August 1, 2007 — Consolidated Graphics, Inc. (NYSE: CGX) today announced financial results for its first quarter ended June 30, 2007.
Revenue for the June quarter was $258.6 million, up 8% compared to $238.4 million a year ago. Net income for the June quarter was $13.6 million, down 1% compared to $13.7 million a year ago, largely as a result of a substantially higher effective income tax rate that went into effect during the quarter. As a result of the higher effective tax rate and other factors, diluted earnings per share was $.96 compared to $.97 in the first quarter last year. Had last year’s first quarter effective tax rate been in effect for the current quarter, diluted earnings per share would have been higher by approximately 10 cents. See further discussion below regarding the change in the Company’s effective tax rate.
Commenting on the results, Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics stated, “Overall, we are pleased with the results of the quarter. While our sales were slightly lower than we had projected for the quarter, we believe that sales will accelerate throughout the remainder of the year.”
EBITDA for the June quarter was $35.9 million, up 4% from a year ago. Free cash flow for the quarter was $24.5 million compared to $15.2 million in the previous year.
Mr. Davis added, “As we continue to target larger retail and health care customers with significant summer and fall printing budgets through our national sales efforts, and as election related printing ramps up, I expect that our sales in subsequent quarters will grow at an even faster rate than they did in the first quarter. I am confident that we will continue to successfully execute on our strategy, expand our industry leading position and further leverage our competitive advantages for continued growth.”
Included in operating income for the June quarter was a foreign currency transaction net gain of $2.3 million, which is primarily the result of certain transactions at our Canadian subsidiary which are denominated in U.S. dollars. Partially offsetting this gain during the quarter, and also included in operating income, was a non-cash charge of $.9 million related to restricted stock unit awards granted during the quarter and approximately $.7 million related to charges for relocating and retiring underutilized equipment and certain costs related to terminated letters of intent.
- MORE -

CONSOLIDATED GRAPHICS REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS	PAGE -2-
Net income for the quarter was impacted by a higher effective tax rate (40.8% compared to 34.8% a year ago) that was largely the result of the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which became effective for the Company in the first quarter. Also, for the quarter ended June 30 a year ago, the Company realized some one-time income tax benefits as a result of changes to certain state income tax laws. The Company expects that its second quarter effective tax rate will remain at approximately 40.8% and should be significantly lower in the third and fourth quarters.
Mr. Davis concluded, “For the September quarter, we expect solid revenue and profit growth over the prior year. We project quarterly revenues of $267-$275 million and diluted earnings per share of $1.01 to $1.07, inclusive of the increase in the effective tax rate from the prior year. These projected results do not include any contribution from prospective acquisitions.”
A reconciliation and basis for management’s use of the non-GAAP financial results referred to above was included in a filing made today by the Company with the Securities and Exchange Commission.
Consolidated Graphics will host a conference call today, August 1, 2007, at 11:00 a.m. Eastern Time, to discuss its first quarter 2008 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the live Web cast at the Company’s homepage, www.cgx.com.
Consolidated Graphics (CGX), headquartered in Houston, Texas, is one of North America’s leading general commercial printing companies. With 68 printing facilities strategically located across 27 states and Canada, CGX offers an unmatched geographic footprint with extensive capabilities supported by an unparalleled level of convenience, efficiency and service. With locations in or near virtually every major U.S. market, as well as Toronto, CGX offers highly responsive service and convenient access to a vast capabilities network through a single point of contact at the local level.
CGX has the largest and most technologically advanced sheetfed printing capability in North America, a sizeable and strategically important web printing capability, industry-leading digital printing services, a rapidly growing number of fulfillment centers and proprietary Internet-based technology solutions. CGX offers the unique ability to respond to all printing-related needs no matter how large, small, specialized or complex. For more information, visit the Consolidated Graphics Web site at www.cgx.com.
This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.
(Tables to follow)

CONSOLIDATED GRAPHICS REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS	PAGE -3-
CONSOLIDATED GRAPHICS, INC.
Consolidated Income Statements
(In thousands, except per share amounts)

	Three Months Ended
	June 30
	2007	2006
Sales	$258,646	$238,425
Cost of Sales	190,469	174,420

Gross Profit	68,177	64,005
Selling Expenses	26,434	24,357
General and Administrative and Other Expenses	16,962	17,215

Operating Income	24,781	22,433
Interest Expense, net	1,894	1,385

Income before Taxes	22,887	21,048
Income Taxes	9,330	7,318

Net Income	$13,557	$13,730

Earnings Per Share
Basic	$.99	$1.00
Diluted	$.96	$.97

Weighted Average Shares Outstanding
Basic	13,716	13,705
Diluted	14,162	14,188

Effective Income Tax Rate	40.8%	34.8%

CONSOLIDATED GRAPHICS REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS	PAGE -4-
CONSOLIDATED GRAPHICS, INC.
Reconciliations of Non-GAAP Performance Measures
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	June 30,
	2007	2006
Net Income per GAAP	$13,557	$13,730

Income taxes	9,330	7,318
Interest expense, net	1,894	1,385
Depreciation and amortization	12,337	10,557
Share-based compensation expense	1,233	1,226
Non-cash foreign currency transaction net gain	(2,781)	—
Net loss from asset dispositions	378	286

EBITDA	$35,948	$34,502

Net cash provided by operating activities	$33,234	$22,418
Capital expenditures*	(9,339)	(8,379)
Proceeds from asset dispositions	633	1,163

Free Cash Flow	$24,528	$15,202

* Capital expenditures for property, plant and equipment, including capital expenditures which are directly financed and those accrued as a current liability.

Quarter Ended June 30, 2007
Income before taxes per GAAP	$22,887
Income taxes @ 34.8% — June 30, 2006 rate	7,965

Net Income non-GAAP	$14,922

Diluted earnings per share per GAAP	$.96
Diluted earnings per share non-GAAP	$1.05

Increase in Diluted Earnings per Share**	$.10

**Table does not sum due to rounding.
# # #